UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2007 (January 7, 2007)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2007, the Registrant’s wholly owned subsidiary Endo Pharmaceuticals Inc. (“Endo”) and Penwest Pharmaceuticals Co. (“Penwest”) entered into an amendment (the “2007 Amendment”) to their Amended and Restated Strategic Alliance Agreement dated as of April 2, 2002 (the “2002 Agreement”). The 2002 Agreement governs the companies’ collaboration for Opana® ER (oxymorphone HCl) extended-release tablets CII. Under the terms of the 2007 Amendment, Endo and Penwest (the “Parties”) have agreed to restructure the 2002 Agreement to provide that royalties payable to Penwest for U.S. sales of Opana ER will be calculated based on net sales of the product rather than on operating profit, and to change certain other provisions of the Agreement. The 2007 Amendment also resolves the Parties’ ongoing disagreement with regard to sharing the marketing expenses incurred during the period prior to when the product reaches profitability. The Parties entered into a settlement agreement concurrently with the 2007 Amendment, pursuant to which both Endo and Penwest release, discharge, and covenant not to sue or commence arbitration against each other and their respective past and present officers, directors, employees, agents, partners, attorneys, successors and assigns, with respect to any and all actions, causes of action, claims, demands, damages, losses, occurrences, and liabilities relating to the above-mentioned disagreement with regard to the sharing of marketing expenses.

The key financial terms of the 2007 Amendment are summarized as follows:

•	With respect to U.S. sales of Opana ER, Endo’s royalty payments to Penwest will be calculated starting at 22% of annual net sales of the product, and, based on agreed-upon levels of net sales achieved, the royalty rate may increase to a maximum of 30%.

•	No royalty payments will be due from Endo to Penwest for the first $41 million of royalties that would otherwise have been payable beginning from the time of the product launch in July 2006 (referred to as the “royalty holiday”).

•	Penwest is entitled to receive one-time milestone payments of up to a total of $90 million based upon the achievement of certain agreed-upon annual sales thresholds.

•	In April 2003, Penwest opted out of funding the development costs for Opana ER. Under the 2002 Agreement between the Parties, Endo was entitled to recoup Penwest’s share of these development costs through a temporary adjustment in royalties. Under the 2007 Amendment, the Parties have agreed that Penwest’s share of these unfunded development costs will be fixed at $28 million and will be recouped by Endo through a temporary 50% reduction in royalties. This temporary reduction in royalties will not apply until the royalty holiday referred to above is over.

The foregoing description of the 2007 Amendment does not purport to be complete and is qualified in its entirety to the full text of each of 2007 Amendment, which is filed herewith as Exhibit 10.18.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Exhibit Number	Description
10.18.1	Amendment, dated January 7, 2007, to the Amended and Restated Strategic Alliance Agreement, dated as of April 2, 2002, by and between Endo Pharmaceuticals Inc. and Penwest Pharmaceuticals Company*

*	Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: January 11, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
10.18.1	Amendment, dated January 7, 2007, to the Amended and Restated Strategic Alliance Agreement, dated as of April 2, 2002, by and between Endo Pharmaceuticals Inc. and Penwest Pharmaceuticals Company*

*	Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.